Exhibit 99.1

December 2007 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial Report Page 4: PAC Update

Annual meeting set for Feb. 15

Golden Grain Energy LLC will hosts its annual member meeting Friday, Feb. 15, 2008 at the Holiday Inn in Mason City.

The meeting will begin with dinner at 6 p.m., followed by the meeting, which will include election of directors to the GGE board. We will give members the opportunity to tour the plant 2-4 p.m. Feb. 1.

There are two seats open for election. Candidates for those seats include:

Jerry Calease (incumbent)

Marion Cagley (incumbent)

Kyle Wendland

Invitations and proxy statements for the election will be mailed to members

Crop fair planned

Golden Grain Energy is one of the sponsors of a free crop fair set for 10 a.m. to 3 p.m. Jan. 24 at Raleigh Hills Country Club, on Highway 18 east of Bassett. The agenda includes: “Ethanol Industry Update” by Monte Shaw from the Iowa Renewable Fuels Association; “Farm Bill Update” by Don Mason, Iowa Corn Growers Association; “Outlook for Corn and Soybeans” by Rocky Rokala with John Stewart and Associates; “What’s in the Corn Pipeline” by a Monsanto representative; “Ag Weather for 2008” by Craig Soldberg of Freese-Notis Weather.

To RSVP, call Bruce Gaarder at 515-229-9981 or Sheri at Farm Credit Services of America in Mason City at 800-383-0399; or email bgaarder@iowacorn.org.

From the chairman:

GGE, ethanol positive pieces of nation’s energy solution

This month Golden Grain Energy celebrates its third anniversary as an ethanol producer. So much has changed since December 2004 when we began production as a nameplate 40 million gallon/year plant to one that produced 57 million gallons a year ago and 74 million gallons in 2007.

During our equity drive meetings in 2003 we showed how we had designed the plant with expansion in mind for some point in the future. Little did we realize the future would come so quickly as our expanded plant has now been in operation for nearly six months. Our first summer of production, a Renewable Fuels Standard was signed into law and we are now in the midst of an expansion as a result of this earlier legislation. This is indeed a rapidly growing and changing industry, mostly due to the support and hard work of individuals and groups in our state as well as those in Washington.

The results of a recent nationwide poll conducted on behalf of the Renewable Fuels Now Coalition and released by the Renewable Fuels Association in a press release showed that 74 percent of Americans believe we should increase our use of domestically produced fuels like ethanol. In addition, 87 percent of Americans maintain the federal government should actively support the development of a renewable fuels industry in this country, and 77 percent think Congress should encourage oil refiners to blend more ethanol into their gasoline products. This poll demonstrates the overwhelming support the American people have for the ethanol industry, despite a barrage of negative press we have recently endured. As shareholders we need to continue to use and promote ethanol and strive to maintain its importance in the eyes of our legislators. We only need to look within each of our respective communities to see the positive economic impact the ethanol industry has had.

I don’t recall who said it first, but I remember the quote: “If you aren’t part of the solution, then you are part of the problem.” It is good to know most Americans believe ethanol is part of the energy solution for America, and Golden Grain Energy LLC and its shareholders are part of that solution.

Merry Christmas and have a Happy New Year— Dave Sovereign

**MARCH 1st TAX FILERS—SEE PAGE 2**

***ATTENTION MARCH 1st TAX FILERS***

Due to the anticipated timing in receiving all the necessary information to compile GGE’s tax return, GGE does not anticipate sending out K-1s until the end of February. You may not be able to file your return by March 1st this year!!!

The general estimated tax rules and dates apply to all taxpayers except qualified farmers. A qualified farmer has until the January 15th to pay estimated tax if his gross income from farming is at least two-thirds of his total estimated gross income from all sources. Please keep in mind that for determining the gross income for purposes of this test, each member is required to consider its allocable share of the Golden Grain gross income.

If a farmer on a calendar-year basis files an income tax return on or before March 1 and pays the full amount of tax due, he does not need to pay any estimated tax. If the qualified farmer tax return can not be filed by March 1, the farmer is required to pay an estimated tax payment by January 15th. The required estimated tax payment is expected to be the lesser of 66 2/3 of the 2007 tax liability or 100% of the 2006 tax liability. (Code Sec. 6654(i)).

2007 net income at $20.3 million

Year-end results show that Golden Grain Energy LLC’s net income for 2007 is $20,330,125 or $0.83/unit compared to 2006 income of $42,421,018 or $1.68/unit.

The company sold 74 million gallons of ethanol during the year. The ethanol price was down approximately 2% compared to the year before and corn costs were up approximately 70% over 2006.

A full annual report will be available on the SEC website no later than the end of January.

TAXES

•  For the period 1/1/07 through 12/31/07, federal taxable income is estimated at $0.54 per unit. If you only owned your units for a portion of the year this estimate is not appropriate for you.

•  The Federal Domestic Manufacturer’s Deduction is estimated at 6% of federal income or approximately $0.03 per unit and can be used to offset both passive and non-passive income.

•  The Iowa Investment Tax Credit is estimated at $0.025 per unit and can be used to offset both passive and non-passive income.

•  We do not qualify for the Federal Small Ethanol Producer’s Credit because we produced more than 60 million gallons this year.

•  We will file in approximately 14 states again this year. GGE will be required to submit withholding to some of the states on our members’ behalf. It is anticipated that we’ll be required to file in approximately 3-5 states for 2008.

•  We anticipate K-1s will be mailed to you by the end of February 2008. This is later than last year because of the anticipated timing in receiving information from our other investments.

**IF YOU ARE A FARMER WHO TYPICALLY FILES THEIR RETURN BY MARCH 1st YOU NEED TO TALK TO YOUR TAX PREPARER IMMEDIATELY AS THIS DATE MAY NOT BE FEASIBLE FOR YOU THIS YEAR**

DISTRIBUTION

At the present time no distribution has been declared by the board of directors, but the board is committed to ensure our unit holder’s tax liabilities are covered.

It is anticipated that a distribution will be declared in February as our tax return is finalized. Any state tax payments made by GGE on our members’ behalf will be deducted from the distribution payment.

In most instances, the $0.90 distribution received in February 2007 and $0.10 distribution received in September 2007 are not taxable; instead, the distributions reduce your tax basis in GGE. Please consult your tax advisor with any questions regarding your basis.

Energy bill increases ethanol requirements

A new energy bill was approved this month by Congress and signed by the president, with a number of positive provisions for the ethanol industry.

The bill calls for the use of 36 billion gallons of ethanol and other renewable fuels by 2022, a roughly five-fold expansion of the current 2012 mandate. Twenty-one million of these gallons would have to come from “advanced” biofuels, such as cellulosic ethanol.

The legislation “should go far to bringing ethanol demand into close balance with output in the near term, and thereby help to restore a measure of pricing power to ethanol producers,’’ Mark McMinimy, a Washington-based analyst for Stanford Group Co., wrote in a note issued Dec. 13.

The bill also requires significant increases in auto fuel efficiency, calling for corporate average fuel economy standards for cars and SUVs of 35 miles per gallon by 2020, a roughly 40 percent increase that supporters say will reduce U.S. oil consumption by 1.1 million barrels per day when phased in.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

GGE President’s Report: Staying strong

With six months of production now in the expansion, the plant has been running quite consistently, says Walt Wendland, President, at around 115 million gallon per year rate.

While production remains strong, Wendland said the company continues to closely monitor prices of both inputs and products. “The corn price may become an issue in the $4-$4.50 per bushel range,” he said. “We have had a lot of help from the ethanol price lately. In October it was down to $1.50 per gallon and is now trading in the $2 range. That gives us the ability to pay more for corn and still stay profitable.”

Despite the higher corn prices, Golden Grain continues to earn profits.

“Thanks to the efforts of the employees and the managers, the last year was a success with earnings over $20 million,” Wendland said. “We continue to look for opportunities to add value to the process. And we think that within the next year there should be opportunities to put in place something to increase revenues.”

“Golden Grain has been successful; we’ve been diligent in being strong financially,” Wendland said. “Now we need to find ways to grow GGE to take advantage of the new opportunities within the energy bill.”

Whether through cellulosic ethanol, biodiesel from corn oil, corn fractionation or some other method that improves efficiency, the question, Wendland said, is this: how can we convert the new energy bill into new opportunities for GGE?

Absolute eyes January first grind

Here is an update for Golden Grain members on Absolute Energy, L.L.C.’s construction progress. I met with Fagen representatives on Dec. 13, and they are confident that they will be ready for first grind on Jan. 24, 2008.

Well water and our 2.8 mile natural gas line should be ready to go early next week. We have about 900,000 bushels in our corn pile and should begin filling our two 500,000 bushel production grain bins around Jan. 7 or 8. Training began for our employees Dec. 3.

We would like to thank Hawkeye Renewables at Fairbank for hosting our employees’ training the week of Dec.10. Our railspurs to both railroads, the CN and the IC & E have been approved. RPMG has begun sales of our ethanol and CHS has begun sales of our distillers grain.

I would also like to thank Walt and all the employees at Golden Grain for their help since the very beginning. Check us out on our website at absenergy.org.

Until we meet again.

— Rick Schwarck, Chairman, President, CEO

Other legislative and ethanol industry highlights:

•  Recent governors’ conference focused on bringing biofuels to parts of the nation, such as Florida, where they are still nearly impossible to find.

•  Maine has recently opened its first ethanol distribution facility, using ethanol brought into the state by rail car.

Footings being poured for Homeland

Golden Grain Energy’s board of directors voted and were pleased to designate Leslie Hansen as their director for the Homeland Energy Solutions board. She will be a valuable asset to the HES board. Construction has been moving along very well.

Homeland Energy has completed several areas of construction:

Fagen has completed the ring walls and footings on six of the eight fermentation tanks; footings for the pipe piers are also being poured in this area. Footings for the liquefaction tank area are also coming along with additional footings being completed this week.

We have also completed the ethanol load out area subsurface; the liner has been installed, and the majority of the rock is in place. The tank bases will be poured after frost is out of the ground next spring. The roadways are graveled in all necessary areas for construction, and Holland Construction is finished hauling dirt for the winter. Our first production water well is complete, except for the test pumping. This should take place the first of 2008. The well was drilled to a depth of 1365 feet and will be capable of pumping 1200 gallons per minute

We will be starting work in the grains area with Fagen’s subcontractor in the first week of 2008. Our rail bridge crossing plans are complete and will be out for bids the middle of January. We will also at that time let the bids for the turning lanes on Highway 24 into the plant.

The plant’s first grind of corn is scheduled for the middle of February 2009.As it looks know, in the very early stage of construction, that is a reasonable date. We are continuing to move forward at a rapid pace for winter construction. Homeland Energy will continue to do all it can to meet the goals of its investors in creating a beneficial plant that we can all be proud of for many years to come.

Stock certificates are being processed and will be mailed soon.

“Homeland Energy Solutions - it’s the gas”

**MARCH 1st TAX FILERS—SEE PAGE 2**

Golden Grain Energy LLC Board of Directors

Dave Sovereign, Chairman

Stephen Eastman, Vice Chairman

Ron Pumphrey, Secretary

Jim Boeding

Stan Laures

Jerry Calease

Marion Cagley

Steve Core

Leslie Hansen

Duane Lynch

Bernard Retterath

Steve Sukup

Management Team

Walter Wendland, President & CEO

Steve Dietz, Commodity Manager

Chad E. Kuhlers, Plant Manager

Christy Marchand, Chief Financial Officer

Tom Dennstedt, Lab Manager

1822 43rd St. SW

Mason City, IA 50401

641-423-8525

888-GGE-CORN

Fax: 641-421-8457

www.goldengrainenergy.com

info@ggecorn.com

Holiday Greetings & Glad Tidings

from Golden Grain Energy Political Action Committee

This has been an exciting year for GGEPAC as we have been monitoring the political process of the farm bill, energy bill and, of course, the up-coming presidential election. Like many of you, candidate campaigns solicit our support.

GGEPAC had a very successful fundraising campaign in 2007 starting with generous donations from you. In August, we had our 3rd annual Friends of Ethanol golf outing at Raleigh Hills Country Club. After many days of rain we were blessed with a nice day with over 130 people attending. Our guest speaker for the evening was Ron Litterer, President of the National Corn Growers Association. Ron spoke on the increased demand for corn and the opportunities for corn growers to meet the needs of 15 billion bushels by 2015. Walter Wendland spoke on DDGS and other topics of distribution of products. Bruce Gaarder from The Iowa Corn Promotion Board also spoke on issues they are promoting.

Our GGEPAC auction was very successful with many nice items donated. Items ranged from race car driver jackets, golf caps, prints, homegrown garden goods, toy tractors and hunting trips. We had something for everybody to choose from and we sincerely thank all who contributed and helped with preparations for the day!! We hope everyone had a good time and will bring along some new Friends of Ethanol next year.

Our purpose for GGEPAC is for the promotion of local, state and national candidates who support ethanol and to educate policymakers on the economic advantages that value-added products, such as ethanol and DDGS, bring to the State of Iowa. Please consider making a donation to support Golden Grain Energy Political Action Committee in reaching our goals.

GGEPAC members are: Jerry Calease, Steve Core, Chris Schwarck, Marion Cagley, Bernard Retterath and Dave Sovereign.

Committee decisions on policies and candidates are made on a non-partisan basis.

Sincerely,

Jerry Calease, GGEPAC chairperson

GGEPAC Winter Outing

Join other Friends of Ethanol for a Winter Outing Saturday, Jan. 26. Mark your calendar now - more details will be coming soon!

**MARCH 1st TAX FILERS—SEE PAGE 2**